Exhibit 10.11

INNVENTURE LLC

CLASS B-1 PREFERRED UNIT PURCHASE AGREEMENT

THIS CLASS B-1 PREFERRED UNIT PURCHASE AGREEMENT (this “Agreement”) is made as of August 25th, 2023 (the “Effective Date”) by and among Innventure LLC, a Delaware limited liability company (the “Company”), and the investors listed on Exhibit A attached to this Agreement (each a “Purchaser” and together the “Purchasers”). Reference is made to that certain Fifth Amended and Restated Limited Liability Company Agreement of the Company dated as of April 27, 2022 and attached hereto as Exhibit B (as amended, restated, amended and restated, modified or supplemented from time to time, the “LLC Agreement”). Capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the LLC Agreement.

RECITALS

WHEREAS, upon the release of the Company’s contractual restrictions under that certain Lock- Up Agreement (the “Lock-Up Agreement”) with respect to the Purecycle Common Stock between the Company and Purecycle, the Company intends to distribute shares of PureCycle Common Stock to certain Innventure1 members in accordance with the procedures set forth in Section 5.01 of the LLC Agreement;

WHEREAS, pursuant to Section 5.01 of the LLC Agreement, Innventure1 may purchase Class B- 1 Preferred Units by contributing PureCycle Common Stock held by Innventure1 to the Company; and

WHEREAS, in lieu of Innventure1 purchasing the Class B-1 Preferred Units, the Company desires to issue Class B-1 Preferred Units in the Company to the Purchasers and the Purchasers desire to purchase Class B-1 Preferred Units in the Company in exchange for contributing certain shares of PureCycle Common Stock to the Company, in each case, pursuant to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.

Purchase and Sale of Preferred Units and Membership Interests.

1.1

Sale and Issuance of Preferred Units. Subject to the terms and conditions of this Agreement, the Purchaser or Purchasers agree to purchase at the applicable Closing (as defined below) and the Company agrees to sell and issue to each Purchaser at the applicable Closing that number of Class B-1 Preferred Units of the Company (the “Class B-1 Preferred”), at a purchase price of $9.6992 per Unit (the “Per Unit Price”), as set forth on Exhibit A. The Class B-1 Preferred Units issued to the Purchasers pursuant to this Agreement shall be referred to in this Agreement as the “Units.” Each Purchaser shall make payment of the purchase price at the Per Unit Price therefor by check payable to the Company, by wire transfer to a bank account designated by the Company, by delivery of in-kind consideration, including PureCycle Common Stock, which such shares of PureCycle Common Stock shall be valued at a price per share equal to the Contributed Share Price, or, if approved by the Company, by cancellation or conversion of indebtedness of debt instruments issued by the Company or its affiliates, including interest, at a conversion price equal to $9.6992 per Unit or by any combination of such methods.

1.2

Closings. The initial purchase and sale of the Units shall take place remotely via the exchange of documents and signatures, at 10:00 a.m., on the Effective Date, or at such other time and place as the Company and the Purchasers mutually agree upon, orally or in writing (which time and place are designated as the “Initial Closing”). After the Initial Closing, the Company may sell additional Units at one or more additional Closings, on the same terms and conditions as those contained in this Agreement, up to a maximum of 2,600,000Units (inclusive of the Units sold at the Initial Closing and any other Closing) (such additional Units, the “Additional Units”), to one or more purchasers (the “Additional Purchasers”) for an aggregate purchase price of up to $25,217,920, which Closings shall take place as soon as practicable after the dates on which the conditions set forth in Section 5.01(b)(i)(B) of the LLC Agreement have been satisfied. Exhibit A to this Agreement shall be updated to reflect the number of Additional Units purchased at each such Closing and the parties purchasing such Additional Units. In the event there is more than one closing, the term “Closing” shall apply to each such closing unless otherwise specified.

1.3

Use of Proceeds. In accordance with the directions of the Company’s Board, the Company will use the proceeds from the sale of the Units for general company purposes.

1.4

Delivery. The parties acknowledge and agree that the Units are represented only in electronic certificate form through Carta (or any subsequent service as selected by Company) based on the LLC Agreement. Promptly following each Closing, the Company shall update Carta to include electronic certificates for the Purchaser representing the Units being purchased by the Purchaser at such Closing against payment of the purchase price therefor by check payable to the Company, by wire transfer to a bank account designated by the Company, by cancellation or conversion of indebtedness of the Company to Purchaser, by delivery of in-kind consideration, including PureCycle Common Stock, or by any combination of such methods. Further, prior to or at Closing, the parties shall deliver to each other those items set forth in Section 4 and Section 5.

1.5

Defined Terms Used in this Agreement. In addition to the terms defined above or elsewhere in this Agreement, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a)

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.

(b)

“Company Intellectual Property” means all patents, patent applications, registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and any and all such cases as are necessary to the Company in the conduct of the Company’s business as now conducted and as presently proposed to be conducted.

(c)

“Contributed Share Price” means, in relation to each share of contributed PureCycle Common Stock, a price per share equal to the product of (i) the weighted average of the per share closing price as defined by SEC Rule 10b-18 for one (1) share of PureCycle Common Stock for each full trading day during the 30-day period ending on the date of such Closing multiplied (ii) by.8 (80%).

(d)

“Key Employee” means the following officers of the Company: Bill Haskell, Chief Executive Officer; Rick Brenner, Chief Operating Officer; Roland Austrup, Chief Financial Officer, John Scott, Chief Science Officer; and Lucas Harper, Chief Investment Officer.

(e)

“Knowledge” including the phrase “to the Company’s knowledge” shall mean the actual knowledge after reasonable investigation of the following individuals: Bill Haskell, Chief Executive Officer; Rick Brenner, Chief Operating Officer; Roland Austrup, Chief Financial Officer, John Scott, Chief Science Officer; and Lucas Harper, Chief Investment Officer.

(f)

“Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, or results of operations of the Company; provided, however, that none of the following shall constitute, or shall be considered in determining whether such a material adverse effect has occurred: (i) the announcement or execution of this Agreement; (ii) changes in financial markets as a whole; (iii) changes in general economic conditions that affect the industries in which the Company (and its Subsidiaries) conduct business, including related to the supply and price of goods used by the Company to conduct its business; or (iv) any change in applicable law, rule or regulation, or GAAP or interpretation thereof.

(g)

“Subsidiary” means, in relation to the Company, any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity in which the Company directly or indirectly holds or controls either:

(i)

a majority of the voting rights exercisable at shareholder/member/partner meetings of that Person; or

(ii)

the right to appoint or remove a majority of its board of directors or similar governing board,

and any company which is a Subsidiary of a Subsidiary of the Company is also a Subsidiary of the Company. Unless the context otherwise requires, the application of the definition of Subsidiary to any company at any time shall apply to the company as it is at that time. To be free from doubt, PureCycle Technologies LLC shall be excluded as a Subsidiary despite the actual timing of any transaction under which it might otherwise be excluded as a Subsidiary.

(h)

“Transaction Documents” means this Agreement and the LLC Agreement.

2.

Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser that, except as set forth on the Disclosure Schedule attached as Exhibit C to this Agreement (the “Disclosure Schedule”), which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date of the Initial Closing, except as otherwise indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and Sections contained in this Section 2.

2.1

Organization, Good Standing, Corporate Power and Qualification. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.2

Capitalization.1

(a)

The capital of the Company consists, immediately prior to the Closing, of:

(i)

10,975,000 Class A Units of the Company (the “Class A Units”), 10,875,000 of which are currently outstanding;

(ii)

1,585,125 Class C Units of the Company (the “Class C Units”), 1,573,875 of which are currently outstanding

(iii)

3,982,675 Class PCTA Preferred Units of the Company (“Class PCTA Units”), all of which are currently outstanding;

(iv)

1,000,000 Class I Units of the Company (“Class I Units”), all of which are currently outstanding;

(v)

3,608,545 Class B Preferred Units, 2,612,773 of which are currently outstanding and

(vi)

2,600,000 Class B-1 Preferred Units, 342,608 of which are currently outstanding.

All of the Class A Units, Class B Preferred Units, Class B-1 Preferred Units, Class C Units, Class PCTA Units and Class I Units that are issued and outstanding and have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws including exemptions from registration pursuant thereto.

(b)

Except for (A) the rights provided in Articles III and VII of the LLC Agreement, and (B) the securities and rights described in Section 2.2(a) of this Agreement, and other than as set forth in Section 2.2(b) of the Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company of its equity securities or any securities convertible into or exchangeable for any of its equity securities. As to any promissory notes that contain conversion rights exercisable by the holder only upon an event of default under such note, any dilutive impact from any such exercise shall be non-dilutable to the Class B Preferred Units and the Class B-1 Preferred Units.

(c)

Except as set forth in Section 2.2(d) of the Disclosure Schedule, none of the Company’s equity agreements contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events. The Company has never adjusted or amended the exercise price of any options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. The Company has no obligation (contingent or otherwise) to purchase or redeem any of its equity securities, except as set forth in Section 2.2(d) of the Disclosure Schedule.

(d)

The Company has obtained valid waivers of any rights by other parties to purchase any of the Units to be sold pursuant to this Agreement.

2.3

Subsidiaries. Except as set forth in Section 2.3 of the Disclosure Schedule, the Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

1 Note to Innventure: Please provide the Company’s updated capitalization.

2.4

Authorization. All action required to be taken by the Board and Members in order to authorize the Company to enter into the Transaction Documents, and to issue the Units at the Closing has been taken. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Documents, the performance of all obligations of the Company under the Transaction Documents to be performed as of each Closing, and the issuance and delivery of the Units has been taken. The Transaction Documents, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.5

Valid Issuance. The Units, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Documents, applicable state and federal securities laws and, as to any Purchaser, liens or encumbrances created by or imposed by the Purchaser. Assuming the accuracy of the representations of the Purchaser in Section 3 of this Agreement, the Units will be issued in compliance with all applicable federal and state securities laws.

2.6

Governmental Consents and Filings. Assuming the accuracy of the representations made by the Purchaser in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except filings pursuant to Regulation D of the Securities Act, and applicable state securities laws, which have been made or will be made in a timely manner.

2.7

Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending, or to the Company’s knowledge, currently threatened (i) against the Company or any officer, or director of the Company, (ii) against any Key Holder arising out of their employment or board relationship with the Company, (iii) that questions the validity of the Transaction Documents or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Documents; or (iv) to the Company’s knowledge, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor, to the Company’s knowledge, any of its officers, directors or Key Employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or Key Employees, such as would affect the Company). There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

2.8

Intellectual Property.

(a)

The Company owns or possesses or believes it can acquire on commercially reasonable terms sufficient legal rights to all Company Intellectual Property without any known conflict with, or infringement of, the rights of others, including prior employees or consultants, or academic or medical institutions with which any of them may be affiliated now or may have been affiliated in the past. To the Company’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other party. The Company has not received any communications alleging that the Company has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person.

(b)

Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business.

(c)

To the Company’s knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company, including prior employees or consultants, or academic or medical institutions with which any of them may be affiliated now or may have been affiliated in the past. Each employee and consultant has assigned to the Company all intellectual property rights he or she owns that are related to the Company’s business as now conducted and as presently proposed to be conducted and all intellectual property rights that he, she or it solely or jointly conceived, reduced to practice, developed or made during the period of his, her or its employment or consulting relationship with the Company that (i) relate, at the time of conception, reduction to practice, development, or making of such intellectual property right, to the Company’s business as then conducted or as then proposed to be conducted, (ii) were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or information or (iii) resulted from the performance of services for the Company.

(d)

Section 2.8(d) of the Disclosure Schedule lists all patents, patent applications, registered trademarks, trademark applications, service marks, service mark applications, tradenames, registered copyrights, and licenses to and under any of the foregoing, in each case owned by the Company.

(e)

The Company has not embedded, used or distributed any open source, copyleft or community source code (including but not limited to any libraries or code, software, technologies or other materials that are licensed or distributed under any General Public License, Lesser General Public License or similar license arrangement or other distribution model described by the Open Source Initiative at www.opensource.org, collectively “Open Source Software”) in connection with any of its products or services that are generally available or in development in any manner that would materially restrict the ability of the Company to protect its proprietary interests in any such product or service or in any manner that requires, or purports to require (i) any Company Intellectual Property (other than the Open Source Software itself) be disclosed or distributed in source code form or be licensed for the purpose of making derivative works; (ii) any restriction on the consideration to be charged for the distribution of any Company Intellectual Property; (iii) the creation of any obligation for the Company with respect to Company Intellectual Property owned by the Company, or the grant to any third party of any rights or immunities under Company Intellectual Property owned by the Company; or (iv) any other limitation, restriction or condition on the right of the Company with respect to its use or distribution of any Company Intellectual Property.

(f)

No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of any Company Intellectual Property. No Person who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, university, college, or other educational institution or research center in a manner that would affect Company’s rights in the Company Intellectual Property.

(g)

For purposes of this Section 2.8, the Company shall be deemed to have knowledge of a patent right if the Company has actual knowledge of the patent right or would be found to be on notice of such patent right as determined by reference to United States patent laws.

2.9

Compliance with Other Instruments. The Company is not in violation or default (i) of any provisions of its Certificate of Formation or LLC Agreement, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule, other than as set forth in Section 2.9 of the Disclosure Schedule, or (v) of any provision of federal or state statute, rule or regulation applicable to the Company the violation of which would have a Material Adverse Effect. The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

2.10

Agreements; Actions.

(a)

Except for the Transaction Documents and as set forth in Section 2.10(a) to the Disclosure Schedule, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $500,000, (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by the Company with respect to infringements of proprietary rights.

(b)

Except as set forth in Section 2.10(b) to the Disclosure Schedule, the Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its equity securities, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $500,000 or in excess of $1,000,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(c)

For the purposes of (a) and (c) of this Section 2.10, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such Section.

(d)

The Company is not a guarantor or indemnitor of any indebtedness of any other Person, except as set forth in Section 2.10(d) of the Disclosure Schedule.

2.11

Certain Transactions.

(a)

Other than as described in Section 2.11(a) of the Disclosure Schedule and (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors, and (iii) the purchase equity securities from the Company and the issuance of options to purchase the Company’s equity securities, in each instance, approved in the written minutes of the Board of Directors (previously made available to the Purchaser), there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, consultants or Key Employees, or any Affiliate thereof.

(b)

Other than as described in Section 2.11(b) of the Disclosure Schedule, the Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of the Company’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company or, to the Company’s knowledge, have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that directors, officers, employees or Members of the Company may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Company; or (iii) financial interest in any material contract with the Company.

2.12

Rights of Registration and Voting Rights. The Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To the Company’s knowledge, except as contemplated in the LLC Agreement, no Member has entered into any agreements with respect to the voting of equity securities of the Company, except as set forth in Section 2.12 of the Disclosure Schedule.

2.13

Property. Other than as described in Section 2.13 of the Disclosure Schedule, the property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. The Company does not own any real property.

2.14

Financial Statements. The Company has made available to the Purchaser its unaudited financial statements (including balance sheet, income statement and statement of cash flows) as of and for the year ended December 31, 2020 and December 31, 2021 and its unaudited financial statements (including balance sheet, income statement and statement of cash flows) as of and for the year ended December 31, 2022 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated, except that the unaudited Financial Statements may not contain all footnotes required by GAAP. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to December 31, 2022 (the “Statement Date”); (ii) obligations under contracts and commitments incurred in the ordinary course of business; and (iii) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

2.15        Changes. Since the Statement Date there has not been:

(a)

any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

(b)

any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;

(c)

any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d)

any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(e)

any material change to a material contract or agreement by which the Company or any of its assets is bound or subject;

(f)

any material change in any compensation arrangement or agreement with any employee, officer, director or Member;

(g)

any resignation or termination of employment of any officer or Key Employee of the Company;

(h)

any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(i)

any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)

any declaration, setting aside or payment or other distribution in respect of any of the Company’s equity securities, or any direct or indirect redemption, purchase, or other acquisition of any of such equity securities by the Company;

(k)

any sale, assignment or transfer of any Company Intellectual Property that could reasonably be expected to result in a Material Adverse Effect;

(l)

receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

(m)

to the Company’s knowledge, any other event or condition of any character that would reasonably be expected to result in a Material Adverse Effect; or

(n)

any arrangement or commitment by the Company to do any of the things described in this Section 2.15.

2.16

Employee Matters.

(a)

To the Company’s knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would, to the Company’s knowledge, materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Other than as described in Section 2.16(a) of the Disclosure (as applicable) Schedule, neither the execution or delivery of the Transaction Documents, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(b)

Other than as described in Section 2.16(b) of the Disclosure Schedule (as applicable), the Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the Effective Date or amounts required to be reimbursed to such employees, consultants or independent contractors. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(c)

To the Company’s knowledge, no Key Employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as a Key Employee. The Company does not have a present intention to terminate the employment of any of the foregoing. The employment of each employee of the Company is terminable at the will of the Company. Except as set forth in Section 2.16(c) of the Disclosure Schedule or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth in Section 2.16(c) of the Disclosure Schedule, the Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(d)

The Company has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the unit amounts and terms set forth in the minutes of meetings of the Company’s board of directors.

(e)

No Key Employee has been terminated or resigned.

(f)

Section 2.16(f) of the Disclosure Schedule sets forth each employee benefit plan maintained, established or sponsored by the Company, or which the Company participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Company has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA and has complied in all material respects with all applicable laws for any such employee benefit plan.

(g)

The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the Company’s knowledge, threatened, which could have a Material Adverse Effect, nor is the Company aware of any labor organization activity involving its employees.

2.17

Tax Returns and Payments. There are no federal, state, county, local or foreign taxes due and payable by the Company which have not been timely paid, other than those for which an extension has been filed. There are no accrued and unpaid federal, state, country, local or foreign taxes of the Company which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. The Company has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

2.18

Insurance. The Company has in full force and effect insurance policies concerning such casualties as would be reasonable and customary for companies like the Company, with extended coverage sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.

2.19

Employee Agreements. Each current and former employee, consultant and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms made available to the Purchaser (the “Confidential Information Agreements”). No current or former Key Employee has excluded works or inventions from his or her assignment of inventions pursuant to such Key Employee’s Confidential Information Agreement. Each current and former Key Employee has executed a non-competition (if in a state where non-competition agreements are enforceable) and non-solicitation agreement substantially in the form or forms made available to the Purchaser. To the Company’s knowledge, none of its Key Employees is in violation of any agreement covered by this Section 2.19.

2.20

Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which would reasonably be expected to have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.21

Constitutional Documents. The constitutional documents of the Company are in the forms made available to the Purchaser. The copy of the minute books of the Company made available to the Purchaser contains minutes of all meetings of Directors and Members and all actions by written consent without a meeting by the Directors and Members since the date of formation and accurately reflects in all material respects all actions by the Directors (and any committee of Directors) and Members with respect to all transactions approved thereby.

2.22

Real Property Holding Corporation. The Company is not now and has never been a “United States real property holding corporation” as defined in the Code and any applicable regulations promulgated thereunder. The Company has filed with the Internal Revenue Service all statements, if any, with its United States income tax returns which are required under such regulations.

2.23

Environmental and Safety Laws. Except as would not reasonably be expected to have a Material Adverse Effect: (a) the Company is and has been in compliance with all Environmental Laws; (b) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste or petroleum or any fraction thereof (each a “Hazardous Substance”), on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws. The Company has made available to the Purchaser true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments. For purposes of this Section 2.23, “Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

2.24

Disclosure. The Company has made available to the Purchaser all the information reasonably available to the Company that the Purchaser has requested for deciding whether to acquire the Units. No representation or warranty of the Company contained in this Agreement, as qualified by the Disclosure Schedule, and no certificate furnished or to be furnished to Purchaser at the Closing contains any untrue statement of a material fact or, to the Company’s knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. It is understood that this representation is qualified by the fact that the Company has not delivered to the Purchaser, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.

2.25

Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company or any of its affiliates in obtaining or retaining business for or with, or directing business to, any person. Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. The Company further represents that it has maintained, and has caused each of its Subsidiaries and affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law, and to ensure that all books and records of the Company and its Subsidiaries accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. Neither the Company nor, to the Company’s knowledge, any of its officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law (collectively, “Enforcement Action”).

2.26

Data Privacy. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), the Company is and has been, to the Company’s knowledge, in compliance with all applicable laws in all relevant jurisdictions, the Company’s privacy policies and the requirements of any contract or codes of conduct to which the Company is a party. The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. To the extent the Company maintains or transmits protected health information, as defined under 45 C.F.R. § 160.103, the Company is in compliance with the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, including all rules and regulations promulgated thereunder. The Company is and has been, to the Company’s knowledge, in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations.

2.27

Export Control Laws. The Company has conducted all export transactions in accordance with applicable provisions of United States export control laws and regulations, including the Export Administration Regulations, the International Traffic in Arms Regulations, the regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department, and the export control laws and regulations of any other applicable jurisdiction. Without limiting the foregoing: (a) the Company has obtained all export licenses and other approvals, timely filed all required filings and has assigned the appropriate export classifications to all products, in each case as required for its exports of products, software and technologies from the United States and any other applicable jurisdiction; (b) the Company is in compliance with the terms of all applicable export licenses, classifications, filing requirements or other approvals; (c) there are no pending or, to the knowledge of the Company, threatened claims against the Company with respect to such exports, classifications, required filings or other approvals; (d) there are no pending investigations related to the Company’s exports; and (e) there are no actions, conditions, or circumstances pertaining to the Company’s export transactions that would reasonably be expected to give rise to any material future claims.

3.

Representations and Warranties of the Purchaser. As a material inducement to the Company to enter into this Agreement and to perform its obligations hereunder, the Purchaser hereby represents and warrants to the Company that:

3.1

Authorization. The Purchaser has full power and authority to enter into the Transaction Documents. The Transaction Documents to which the Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.2

Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Units to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Units. The Purchaser has not been formed for the specific purpose of acquiring the Units.

3.3

No Violation. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not with or without the giving of notice or the lapse of time or both (A) violate any provision of law, statute, rule or regulation to which the Purchaser is subject, (B) violate any order, judgment or decree applicable to it, or (C) conflict with or result in a breach or default under any term or condition of its applicable governing instruments or any agreement or other instrument to which the Purchaser is a party or by which it is bound.

3.4

Admission to the Company. As set forth in the LLC Agreement, the Purchaser acknowledges and understands that the Purchaser will not be admitted to the Company as a Member or be issued the Units purchased hereunder until, among other applicable conditions, the date of the receipt by the Company of a complete set of required agreements and payment for the issuance of the applicable Units, including receipt of contributed PureCycle Common Stock that may be subject to the Lock-Up Agreement (if Purchaser chooses to make payment with those PureCycle Common Stock).

3.5

Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Units with the Company’s management and has had an opportunity to review the Company’s facilities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Purchaser to rely thereon.

3.6

Restricted Securities. The Purchaser understands that the Units have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Units are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Units indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Units, or any other securities that may be held by Purchaser, for resale. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Units, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

3.7

No Public Market. The Purchaser understands that no public market now exists for the Units, and that the Company has made no assurances that a public market will ever exist for the Units.

3.8

Legends. The Purchaser understands that the Units and any securities issued in respect of or exchange for the Units, may be notated with one or all of the following legends:

“THE UNITS REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. THE UNITS MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER.”

(a)

Any legend set forth in, or required by, the other Transaction Documents.

(b)

Any legend required by the securities laws of any state to the extent such laws are applicable to the Units represented by the certificate, instrument, or book entry so legended.

3.9

Accredited Investor. The Purchaser is an “accredited investor” as defined in Exhibit D and Rule 501(a) of Regulation D promulgated under the Securities Act (an “Accredited Investor”). The Purchaser has authorized and directed a third-party registered broker-dealer, investment adviser registered with the Securities and Exchange Commission, licensed attorney, or certified public accountant, to furnish the Company with written confirmation from such third-party that it has taken reasonable steps to verify that the Purchaser is an Accredited Investor within the prior three (3) months. Any information that has been furnished or that will be furnished by the Purchaser to evidence its status as an Accredited Investor is accurate and complete, and does not contain any misrepresentation or material omission. The Purchaser agrees to furnish any additional information requested by the Company or any of its affiliates to assure compliance with applicable U.S. federal and state securities laws in connection with the purchase and sale of the Units.

3.10

Foreign Investors. If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Code), the Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Units or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Units, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Units. The Purchaser’s subscription and payment for and continued beneficial ownership of the Units will not violate any applicable securities or other laws of the Purchaser’s jurisdiction.

3.11

Information and Sophistication. Without lessening or obviating the representations and warranties of the Company set forth in Section 2, the Purchaser hereby: (i) acknowledges that it has been given access to and an opportunity to examine such documents, materials, and information concerning the Company as Purchaser deems to be necessary or advisable in order to reach an informed decision as to an investment in the Company, to the extent that the Company possesses such information, that it has carefully reviewed and understands all such documents, materials, and information, and that it has had answered to Purchaser’s full satisfaction any and all questions regarding all such documents, materials, and information, (ii) represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Units and to obtain any additional information necessary to verify the accuracy of the information given the Purchaser and (iii) further represents that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risk of this investment.

3.12

Ability to Bear Economic Risk. The Purchaser acknowledges that investment in the Units involves a high degree of risk, and represents that it is able, without materially impairing its financial condition, to hold the Units for an indefinite period of time and to suffer a complete loss of its investment.

3.13

Residence. The office or offices of the Purchaser in which its principal place of business is identified in the address or addresses of the Purchaser set forth on the Purchaser’s signature page to this Agreement.

3.14

Counsel. The Purchaser understands that Vedder Price P.C. (“Vedder Price”) has been engaged as legal counsel by the Company to represent it and its affiliates in connection with the offering of Units. The Purchaser also understands that no separate counsel has been engaged to independently represent Purchasers in connection with the offering of Interests. The Purchaser understands that other counsel may also be retained where the Company determines that to be appropriate. The Purchaser understands that, in advising the Company with respect to the offering of the Units, Vedder Price has relied upon information that has been furnished to it by the Company and its affiliates, and has not independently investigated or verified the accuracy or completeness of the information relating to the offering of the Units. In addition, the Purchaser understands that Vedder Price does not monitor the compliance of the Company with the terms of the LLC Agreement or applicable laws.

4.

Conditions to the Purchaser’s Obligations at Closing. The obligations of the Purchaser to purchase Units at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions and deliverables, unless otherwise waived:

4.1

Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and correct in all respects as of the Initial Closing.

4.2

Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before the Closing and shall have delivered the Transaction Documents as of each Closing.

4.3

Compliance Certificate. An executive officer of the Company shall deliver to the Purchaser at the Initial Closing a certificate certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

4.4

Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Units pursuant to this Agreement shall be obtained and effective as of the Closing.

4.5

Officer’s Certificate. As of the Initial Closing, an executive officer of the Company shall have delivered to the Purchaser at the Closing a certificate certifying (i) the constitutional documents of the Company as in effect as of the Closing, (ii) resolutions of the Board of the Company approving the Transaction Documents and the transactions contemplated under the Transaction Documents, and (iii) resolutions of the requisite number of Members of the Company approving the Transaction Documents and the transactions contemplated under the Transaction Documents.

4.6

Proceedings and Documents. All proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser, and the Purchaser (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

4.7

Preemptive Rights. The Company shall have fully satisfied (including with respect to rights of timely notification) or obtained enforceable waivers in respect of any preemptive or similar rights directly or indirectly affecting any of its securities.

5.

Conditions of the Company’s Obligations at Closing. The obligations of the Company to sell Units to the Purchaser at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions and deliverables, unless otherwise waived:

5.1

Representations and Warranties. The representations and warranties of the Purchaser contained in Section 3 shall be true and correct in all respects as of the Closing.

5.2

Performance. The Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before the Closing and shall have delivered the Transaction Documents as of each Closing.

5.3

Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Units pursuant to this Agreement shall be obtained and effective as of the Closing.

6.

Miscellaneous.

6.1

Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchaser or the Company.

6.2

Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.3

Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

6.4

Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.5

Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.6

Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page to this Agreement, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 6.6.

6.7

No Finder’s Fees. Each Purchaser represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which such Purchaser or any of its officers, employees or representatives is responsible.

6.8

Attorneys’ Fees. If any action at law or in equity (including, arbitration) is necessary to enforce or interpret the terms of any of the Transaction Documents, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

6.9

Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and (i) the holders of at least a majority of the then-outstanding Units, or (ii) for an amendment, termination or waiver effected prior to the Initial Closing, Purchasers obligated to purchase a majority of the Units to be issued at the Initial Closing. Any amendment or waiver effected in accordance with this Section 6.9 shall be binding upon the Purchasers and each future holder of all such securities, and the Company.

6.10

Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.11

Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.12

Entire Agreement. This Agreement (including the Exhibits hereto) and the other Transaction Documents constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

6.13

Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF THE SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO THE QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON THE QUALIFICATION BEING OBTAINED UNLESS THE SALE IS SO EXEMPT.

6.14

Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

6.15

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL

6.16

No Commitment for Additional Financing. The Company acknowledges and agrees that the Purchaser has not made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the purchase of the Units at the Closing as set forth herein and subject to the conditions set forth herein. There is no obligation by the Purchaser to purchase the additional Units or provide any other funding.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO CLASS B-1 PREFERRED UNIT PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Class B-1 Preferred Unit Purchase Agreement as of the date first written above.

COMPANY:

Innventure LLC

By:	/s/ Gregory W. Haskell
Name: Mr. Gregory W. Haskell
Title: CEO

PURCHASER:

By:
Name:
Title:

EXHIBIT A

Schedule Of Purchasers

EXHIBIT B

LLC AGREEMENT

EXHIBIT C

DISCLOSURE SCHEDULE

EXHIBIT D

“ACCREDITED INVESTOR”

“Accredited Investor” means any person who meets any one of the following categories, or who the issuer reasonably believes meets any one of the following categories, at the time of the sale of the securities to that person:

●	Any bank; any savings and loan association, whether acting in its individual or fiduciary capacity; any registered broker or dealer; any registered investment adviser; any investment adviser relying on registration exemptions under Section 203(l) or (m) under the Investment Company Act of 1940; any insurance company; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; any Small Business Investment Company licensed by the US Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; any Rural Business Investment Company as defined in Section 384A of the Consolidated Farm and Rural Development Act; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, with total assets in excess of $5 million; or any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 where investment decisions are made by a plan fiduciary that is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors

●	Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940

●	Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, or limited liability company, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000

●	Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer

●	Any individual whose net worth, or joint net worth with that person’s spouse or spousal equivalent, at the time of purchase exceeds $1,000,000.

For the purposes of calculating a person’s net worth (the amount of assets in excess of liabilities):

○	The value of the person’s primary residence shall not be included as an asset

○	Indebtedness this is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of purchase, shall not be included as a liability, unless the person incurred debt within 60 days before buying securities in the unregistered offering for the purpose of buying those securities and not for buying the residence. In that situation, the amount of debt borrowed during that 60-day period must be included as a liability;

○	Indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the purchase shall be included as a liability; and

○	these additions and subtractions to the definition of net worth do not apply to a person exercising a right to buy securities if the person held that right to buy those securities, as well as other securities of the same issuer, on July 20, 2010, and met the net worth test in effect at the time the person acquired the right.

●	Any individual who had an income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse or spousal equivalent in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

●	Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Securities Act; and

●	Any entity in which all of the equity owners are accredited investors

●	Any entity of a type not listed above, owning investments in excess of $5,000,000, that is not formed for the specific purpose of acquiring the securities offered

●	Any individual holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the SEC has designated as qualifying an individual for accredited investor status. The following certifications, when held in good standing, qualify natural persons for accredited investor status:

○	Licensed General Securities Representative (Series 7);

○	Licensed Investment Adviser Representative (Series 65); or

○	Licensed Private Securities Offerings Representative (Series 82)

●	Any individual who is a “knowledgeable employee,” as defined in Rule 3c-5(a)(4) under the Investment Company Act, of the issuer of the securities being offered where the issuer is a private fund (excluded from the definition of investment company in Section 3(c)(1) or 3(c)(7))

●	Any “family office,” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940:

○	with assets under management in excess of $5,000,000;

○	that is not formed for the specific purpose of acquiring the securities being offered; and

○	whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that the family office is capable of evaluating the merits and risks of the prospective investment

●	Any “family client,” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940, of a family office meeting the requirements above and whose prospective investment in the issuer of the securities being offered is directed by the family office pursuant to the third sub-bullet above.